            Exhibit 10.51
Ferguson Enterprises Inc.
751 Lakefront Commons
Newport News, VA 23606

June 3, 2024
Name
Street Address
City, State, Zip

Re: Appointment to the Ferguson Board of Directors

Dear _________,
On behalf of Ferguson Enterprises Inc. (“Ferguson” or the “Company”), I am pleased to inform you that you have been appointed to serve as a Non-Employee Director (a “Director”) on Ferguson’s Board of Directors (the “Board”). The terms of your appointment are as follows:

1. Appointment Date

Your appointment will take effect as of June 3, 2024 (the “Appointment Date”).

2. Responsibilities

You agree to exercise your powers as a Director to the best of your abilities in compliance with all relevant obligations under applicable laws and regulations, including the Delaware General Corporation Law, the New York Stock Exchange listing standards, the Sarbanes-Oxley Act of 2002, the Securities Exchange Act of 1934, the Securities Act of 1933, regulations issued by the U.S. Securities and Exchange Commission and/or the UK Financial Conduct Authority, the Market Abuse Regulation, the Company’s share ownership guidelines appliable to Directors, the Company’s Corporate Governance Guidelines, the Company’s Code of Conduct, and all other Company policies as may be adopted or amended from time to time that are applicable to Directors.

You are expected to attend each meeting of the Board, each meeting of any Board committee to which you are appointed, and each meeting of the Company’s shareholders. In addition, there may be telephonic calls to address specific matters that arise from time to time. If you are unavoidably unable to attend, as much prior notice as possible should be given to the Board Chair and the Corporate Secretary.

You also agree to devote such time as is reasonably necessary for the proper performance of your duties as a Director. Overall, it is estimated that an annual time commitment of 12-15 meeting days (in addition to preparation work and travel within North America) will be required.

You must keep the Board informed on a continuing basis of all changes to your outside directorships and other (direct or indirect) interests, employments, consultancies or associations held by you or an immediate family member (as defined in Ferguson’s Related Party

Transactions Policy). Additional appointments should not be undertaken without prior approval in accordance with Ferguson’s Corporate Governance Guidelines, as amended from time to time.

You acknowledge that all non-public information acquired in your role as a Director is confidential (“Confidential Information”) to Ferguson and should be used only in the course of your duties as a Director and in furtherance of Ferguson’s business. You agree not to make use of any Confidential Information for your own purpose or for the benefit of any other entity or person. You agree to not release, communicate, or disclose any Confidential Information to third parties during your appointment or following termination without prior clearance from the Board Chair or the Corporate Secretary.

3. Annual Re-Election / Termination of Appointment

You acknowledge that continued service as a Director is subject to applicable laws and Ferguson’s Certificate of Incorporation and Bylaws, each as they may be amended or restated from time to time. Such continued service is further subject to re-election at Ferguson’s Annual Meeting of Shareholders (“Annual Meeting”), and this appointment letter conveys no right to re-nomination by Ferguson’s Board each year. Accordingly, without limitation, your appointment will terminate if you:

(i) vacate your office as a Director under Ferguson’s Certificate of Incorporation and/or Bylaws;
(ii) are removed from office as a Director by any resolution duly proposed and resolved by the Company’s shareholders; or
(iii) are not re-elected as a Director at an Annual Meeting.

4. Compensation
For the period between your Appointment Date and the next Annual Meeting (the “Initial Period”), Ferguson will pay you a monthly fee of $10,000 (representing 1/12th of an annualized fee of $120,000, in arrears each month.

The Company also has agreed to issue, when able, your first annual grant of restricted stock units (“RSUs”) under the Company’s Omnibus Equity Incentive Plan to reflect your service during the Initial Period. Such grant will be pro-rated to $60,000 (reflecting 6 months of service of an annualized grant of $120,000), and is planned for issuance once the Company is in an open period following the release of FY’24 earnings in mid-September. The grant price per RSU will be the NYSE closing price on your Appointment Date. These RSUs will vest as shares on the date of the next Annual Meeting, which is expected to be held on or about December 5, 2024.

Director compensation is reviewed and determined by the Board annually in connection with the Annual Meeting. Following each Annual Meeting, the Company will advise you of your applicable compensation as determined by the Board and payable to you during the year following the Annual Meeting.

Ferguson also will reimburse all reasonable out of pocket expenses incurred by you in connection with your service as a Director. Such expenses should be provided to the Corporate Secretary (or designee) for approval.

5. Pending Corporate Reorganization
As you know, the Company is in the middle of a corporate reorganization by which Ferguson Enterprises Inc. will be established as the new parent company of Ferguson plc and its subsidiaries. Shareholders of Ferguson plc approved the reorganization on May 30, 2024, and the reorganization process is expected to be completed on or about August 1, 2024. Until such time that this occurs, the provisions of this appointment letter that are applicable to public companies (including, without limitation, the share ownership guidelines) shall not apply to your service as a Director.
* * * * *
Nothing in this letter should be construed to interfere with or otherwise restrict in any way the rights of Ferguson and its shareholders to remove any Director at any time in accordance with the provisions of applicable law. This letter sets forth the terms of your appointment as a Director, and supersedes any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by a duly authorized Company representative and by you.

We hope that you find the above terms acceptable. Please sign, date and return the attached copy of this letter to Ian Graham, Chief Legal Officer & Corporate Secretary, confirming your acceptance of this appointment.
Yours faithfully,

Geoff Drabble
Board Chair

I have read and acknowledged this letter, and signify my acceptance to its terms:

__________________________________________________
Name Date

Schedule I

Ferguson Enterprises Inc. (the “Company”) has entered into the Appointment Letter (“Letter”) set forth immediately above this Schedule I with each of the non-employee directors of the Company named below, as of the dates indicated.

1.    Letter, dated June 3, 2024, acknowledged and acknowledged and agreed by Rekha Agrawal on June 5, 2024.

2.    Letter, dated June 3, 2024, acknowledged and agreed by Richard Beckwitt on June 6, 2024.